O2 Essential Marketing Technologies
Announces Close of First Tranche of Up to $6 Million
Private Placement

MARINA DEL REY, Calif.--(BUSINESS WIRE)--Dec. 6, 2000-- 3Dshopping.com d/b/a O2 Essential Marketing Technologies (AMEX:THD - news), a marketing and distribution solutions company primarily targeting businesses on the Internet, today announced that it closed the $1.5 million first tranche of a private equity financing of up to $6 million to one institutional investor.

O2 sold 1,500 shares of its Series A Convertible Preferred Stock and five-year warrants to purchase 150,000 shares of common stock for an aggregate purchase price of $1.5 million.

The second tranche ($2.5 million) is anticipated to close in the first quarter of next year after certain conditions are met, including, but not limited to, shareholder approval of the sale of the remaining Preferred Stock and the maintenance of minimum stock price levels.

The third tranche (up to $2 million) is anticipated to close after O2 files a registration statement covering the shares underlying the Preferred Stock and Warrants and is also subject to the condition that certain minimum stock price levels are maintained.

O2 intends to use the net proceeds from the first tranche to support the ongoing expansion of its business. The Preferred Shares and Warrants have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Safe Harbor Forward-Looking Statements
--------------------------------------
Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from forecasted results. Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financing and other risks that are contained in the company's reports filed from time to time with the Securities and Exchange Commission.

Contact:
     O2 Essential Marketing Technologies
     Howard A. Cohn, 310/301-6733
     http://www.o2emt.com
            or
     Shareholders Solutions
     Todd Adsit, 480/948-6420
     http://shareholders@share-holders.com
            or
     Coffin Communications Group
     Martin Halsall, 818/789-0100
     Martin.halsall@coffincg.com